Exhibit 10.42

LOCAL INSIGHT MEDIA HOLDINGS, INC.

SENIOR EXECUTIVE INCENTIVE BONUS PLAN

(Amended and Restated as of December 31, 2008)

1.	Purpose

This Senior Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for exceptional performance, and to motivate eligible executives of Local Insight Media Holdings, Inc. and its subsidiaries (collectively, the “Company”) to achieve superior business results, to further align their goals and interests to those of the Company and its owners, and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Bonus Committee (as described below) may select certain key executives (“Covered Executives”) to be eligible to receive bonuses hereunder.

3.	The Bonus Committee

The Bonus Committee shall be appointed by the Board of Directors of the Company (the “Board”), and shall consist of at least two members of the Board. Initially, the Compensation Committee of the Board shall constitute the Bonus Committee. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. The Bonus Committee’s interpretations of the terms and provisions of the Incentive Plan shall be final and conclusive.

4.	Bonus Determinations

A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance objectives (the “Performance Goals”) established by the Bonus Committee, which may relate to the Company’s operations, financial performance and business development activities, or such other measures at the Committee may in its discretion establish, including, without limitation: (i) net earnings (either before or after interest, taxes, depreciation and amortization); (ii) sales or revenue; (iii) net income (either before or after taxes; and (iv) cash flow (including operating cash flow and free cash flow), any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance objectives relating to the Performance Goals. Bonus formulas for Covered Executives shall be adopted in each performance period by the Bonus Committee. No bonuses shall be paid to Covered Executives unless and until the Bonus Committee makes a certification with respect to the attainment of the performance objectives.

The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Bonus Committee may in its sole discretion make exceptions to this requirement, including in the case of a Covered Executive’s retirement, death or disability.

5.	Payment of Bonuses

All annual bonuses payable under the Incentive Plan shall be paid in a lump sum, on a date determined by the Bonus Committee during the period commencing January 1 and ending April 30 of the calendar year immediately following the calendar year to which the applicable bonus relates.

6.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

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